EXHIBIT 99.1

                     [AVONDALE FINANCIAL CORPORATION LOGO]


                                  PRESS RELEASE

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FOR INFORMATION AT AVONDALE CONTACT:                        FOR INFORMATION AT COAL CITY OR
                                                            MANUFACTURERS BANK CONTACT:

ROBERT S. ENGELMAN, JR. -- PRESIDENT & CEO
HOWARD  A. JAFFE -- VICE PRESIDENT & CFO -- (312) 782-6200  MITCHELL FEIGER -- PRESIDENT -- (773) 292-6271
E-MAIL: HJAFFE@MAIL.AVONDALEFINANCIAL.COM                   KAREN  A.  PERLMAN  --  DIRECTOR  OF MARKETING -- (773) 292-6292
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FOR IMMEDIATE RELEASE

        AVONDALE FINANCIAL CORP. AND COAL CITY CORPORATION AGREE TO MERGE
                           AND FORM MB FINANCIAL, INC.

CHICAGO,  OCTOBER 13, 1998 -- AVONDALE  FINANCIAL  CORP.  ("AVONDALE")  (NASDAQ:
AVND), the holding company for Avondale Federal Savings Bank, and COAL CITY CORPORATION, ("Coal City") the holding company for Manufacturers Bank, today announced they had entered into a definitive agreement in connection with a merger of equals. The combined company will be called MB Financial, Inc. ("MB Financial") and have assets of approximately $1.4 billion.

Under the terms of the agreement, Coal City will be merged into Avondale and the holding company will be renamed MB Financial, Inc. (the "Merger"). Immediately following the Merger, Avondale's five retail branches will be merged into Manufacturers Bank. Each share of Coal City will be converted into 83.5 shares of MB Financial while each share of Avondale will be converted into 1 share of MB Financial. On a pro forma basis, the total number of shares outstanding will be approximately 7.0 million shares. Shareholders of Coal City will own approximately 58.5% of the new holding company, while stockholders of Avondale will own approximately 41.5%.

The Board of Directors of MB Financial will consist of the directors of Avondale and Coal City as of the merger date. Mitchell Feiger, President of Coal City, will be named President and Chief Executive Officer of the combined company. Robert Engelman, President and CEO of Avondale, will be named Chairman of the Board of MB Financial. Howard Jaffe will be named Vice President and Chief Executive Officer of MB Financial and will coordinate the transition activities.

                                    - more -

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Avondale Financial Corp.
Coal City Corporation
Page 2

The transaction is expected to close in the first quarter of 1999 and will be accounted for as a purchase. Consummation of the transaction is subject to regulatory approval, and the approval of the stockholders of both Avondale and Coal City and certain other conditions.

Mitch Feiger said, "With over $1 billion in deposits and almost $100 million regulatory capital, the bank is perfectly positioned to exploit the middle market banking opportunities resulting from recent industry consolidation and the sale of so many local competitors to out-of-state megabanks."

Engleman went on to say, "We are excited about this transaction and believe it will have very positive benefits for our shareholders. It will allow the company to expand its revenue base, provide enhanced service levels through expanded distribution points, and realize various costs saving associated with its larger scale and scope."

The transaction is expected to be accretive to earnings per share in the first full year of combined operation. While both organizations believe revenue enhancements are readily available as Manufacturers Bank offers its commercial and retail banking products through the Avondale branch system, no revenue enhancements were included in the merger analysis and expected earnings accretion projection. A restructuring charge for severance payments, facilities writedowns and other merger-related costs is estimated to be approximately $10 million pre-tax. This charge does not include the $6.0 million pre-tax writedown of Avondale's interest-only strips referenced in a press release issued concurrently with this release.

Cost savings of approximately $3 million, or 11% of the combined Company's existing retail banking and administrative expenses are anticipated. The projected cost savings do not include branch closings or sales as the two branch networks complement one another without overlap.

In connection with the agreement, Avondale and Coal City granted each other an option to acquire up to 19.9% of the outstanding common stock of the other firm upon the occurrence of certain events.

As a result of the "Purchase" accounting treatment, Avondale, which currently has approved a 5% stock repurchase plan, expects to continue its program as market conditions dictate.

Avondale operates five retail banking offices in the Chicago metropolitan area through its principal subsidiary, Avondale Federal Savings Bank. At June 30, 1998, Avondale had consolidated assets of $520 million and total stockholders equity of $43 million.

                                    - more -

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Avondale Financial Corp.
Coal City Corporation
Page 3

Coal City is a privately held bank holding company headquartered in Chicago whose principal subsidiary, Manufacturers Bank, operates eight banking offices in the Chicago metropolitan area. At June 30, 1998, Coal City had consolidated assets of $870 million and total shareholders equity of $46 million. On July 21, 1998 Coal City completed a $25 million offering of floating rate trust preferred securities pursuant to Rule 144A.

Except for the historical information contained herein, the matters contained in this news release and other information in Avondale's SEC filings, may express "forward looking statements" that involve risk and uncertainties, including statement concerning future events of performance and assumptions and other statements that are other than statements of historical facts. Avondale cautions readers not to place undue reliance on any forward-looking statements, which speak as of the date made. Readers are advised that various factors, including but not limited to, changes in laws, regulations or Generally Accepted Accounting Principals; Avondale's and the combined company's competitive position within its market areas; unforeseen changes in interest rates; unforseen downturns in the local or regional or national economies. These and other factors may cause the combined company's actual results for future periods to differ materially from those anticipated or projected. Avondale does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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